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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

Moldflow corporate contact:                 Investor relations contact:
Dawn Soucier                                Suzanne Rogers
dawn_soucier@moldflow.com                   suzanne_rogers@moldflow.com
508 358 5848                                508 358 5848


ROLAND THOMAS PROMOTED TO PRESIDENT AND CHIEF EXECUTIVE OFFICER OF MOLDFLOW CORPORATION

MARC DULUDE TO CONTINUE ROLE AS CHAIRMAN OF THE BOARD OF DIRECTORS

WAYLAND, MA - June 5, 2002 - Moldflow Corporation (NASDAQ: MFLO), the world leader in process-wide solutions for optimizing the design and manufacture of plastic products, today announced that Roland Thomas, Vice President of Research and Development and a current director of the company, has been promoted into the roles of President and Chief Executive Officer, effective immediately. Current President and CEO Marc Dulude will remain as Chairman of the Board of Directors.

Charles Yie, General Partner of Ampersand Ventures, Director and former Chairman of the Board stated, "Marc Dulude continues to have the full support of the Board of Directors. We respect Marc's decision to focus on the strategic direction of the Company and its long-term future, and we believe that Roland Thomas is the ideal candidate to assume the day to day operational management of Moldflow. During Roland's years at Moldflow, he has been a major part of every step taken by the Company over the course of its development. He has the strong support of Ampersand Ventures, the Board of Directors and the management and employees of Moldflow."

Of his changing role at Moldflow Corporation, Mr. Dulude said, "I have steered the company through each of the challenges of the last six years and have thoroughly enjoyed my role during this time. Roland has been a driving force in the integration of the products and operations of the companies we have acquired during the past two years and the time is now right to transfer operational leadership of the company to him. Roland's unparalleled expertise in the area of plastics, combined with his long standing experience on the company's Board of Directors and his operational management talents makes him an ideal candidate to lead the company in its next stage of development. I am looking forward to continuing as the Chairman of the Board of Moldflow and working with Roland, the full Board of Directors, and the management team to chart the future path of the company."

"I am excited by the expanded role I will play for Moldflow," said Mr. Thomas. "The continued success of our manufacturing shop floor initiative clearly demonstrates that we create products that are attractive to the plastics manufacturing community. We are increasingly involved in plant automation efforts, and this will continue to be a key growth area for the Company going forward. I plan to move even more aggressively to execute our current strategy and I feel that we are uniquely positioned to be a dominant


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force in the markets we serve. I look forward to collaborating with Marc, and all the Directors, to further our long term opportunities and foster the Company's growth."

Mr. Thomas, in addition to his operating responsibilities, has been a member of the Board of Directors since 1988 and has been with Moldflow since 1982. He has served as Moldflow's Vice President of Research and Development since January 1997.

Business Outlook

Based on current visibility, Moldflow reaffirms its expectation to achieve total revenues of approximately $40.0 million in fiscal year 2003, resulting in pro forma diluted earnings per share, excluding non-cash amortization expense, and non-recurring gains and charges, of approximately $0.20 per share.

Information Dissemination

Management has scheduled a conference call for Thursday, June 6, 2002 at 8:30 a.m. US Eastern Time to discuss the promotion of Roland Thomas to President and Chief Executive Officer. Participants on the call will include Marc Dulude, Roland Thomas and Suzanne Rogers, Chief Financial Officer. To access the conference call, log on to the Company's web site at www.moldflow.com. The call will be available in the Presentations section on the Investor Information portion of the site.

About Moldflow Corporation

Moldflow (NASDAQ: MFLO) is the world's leading provider of software products and services to increase the speed, efficiency, quality and cost savings of the design and manufacture of injection molded plastic products. Companies use Moldflow's complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Its collaboration with academia, industry, and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices and research and development centers in the United States, Europe, Australia, and Asia. For more information, visit www.moldflow.com or call 508-358-5848; fax 508-358-5868.

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Note to Editors: Moldflow is a registered trademark of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

Cautionary Statement Regarding Forward-Looking Information

Pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, the Company notes that any statements contained in this press release that are not based on historical facts are forward looking statements. Such forward looking statements include those regarding Moldflow's or management's intentions, hopes, beliefs, expectations, projections or plans for the future and include statements regarding: (i) Moldflow's market leadership and competitive position in its market segments, and (ii) the Company's business outlook. Forward-looking statements involve


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risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: (i) with respect to the Company's market leadership and competitive position, the risks that a continued economic downturn will adversely impact the market for the Company's products, that competitors will emerge with greater resources and that our integrated manufacturing solutions products will have a longer sales cycle than our design solutions products, and (ii) with respect to the Company's business outlook, the risks that the weakening economy will further slow capital spending by the Company's prospective customers, that the Company may not be able to recognize the revenue derived from orders received, that foreign currency fluctuations may adversely effect our financial results, that our distribution partners will not achieve their revenue objectives and that the overall mix of revenues differs materially from that projected, as well as other risks and uncertainties detailed from time to time in reports filed by Moldflow with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2001 as well as its subsequent quarterly filings.